Exhibit 99.1

For Immediate Release

contact:

Financial
Brian Little
Director, Investor Relations
404 584 4414
blittle@aglresources.com

Media
Nick Gold
Director, Media Relations
404 584 3457 (office)
404 275 9501 (cellular)
ngold@aglresources.com

ATLANTA GAS LIGHT SETTLES RATE CASE WITH GEORGIA PUBLIC SERVICE COMMISSION; SCHEDULES REGULATORY UPDATE CONFERENCE CALL

ATLANTA—(BUSINESS WIRE) — June 10, 2005 — The Georgia Public Service Commission (Commission) and Atlanta Gas Light (AGL) entered into a Settlement Agreement today that resolves the Company’s 2004-2005 rate case.

The Commission voted 3-2 to approve a stipulation that vacates the Commission’s original April 29th Order in the case and resolves all issues under Docket 18638-U. AGL filed a petition with the Commission on May 9, 2005 for rehearing, reconsideration and oral argument with respect to the April 29th Order.

Atlanta Gas Light, a subsidiary of AGL Resources Inc. (NYSE:ATG) accepted the Settlement, which is effective for rates as of May 1, 2005.

The Settlement Agreement freezes base rates charged to customers for five years and requires the Company to recognize reduced revenues of $25 million in total over the same period.

“The majority of the Commission did the right thing in vacating its earlier April decision,” said Suzanne Sitherwood, AGL Resources Senior Vice President and President of Atlanta Gas Light.

“We are still disappointed with the outcome and believe our rate increase request was fully justified,” stated Sitherwood. “We basically found ourselves with little choice but to accept a settlement that will reduce our base revenues by $25 million over five years and have an even greater impact on our earnings. The alternative would have been another lengthy rate case and appeal through the courts.”

Sitherwood said the Company supports those Commissioners who have cited the importance of maintaining a pro-business environment in Georgia and called for a more balanced regulatory process.

“The regulatory process is clearly broken and needs to be overhauled,” Sitherwood said.

“We have reduced base rates by more than $90 million since 1998 by becoming one of the nation’s most efficient natural gas distributors. One disappointment from today’s agreement is that one of the nation’s most efficient natural gas utilities has taken its third consecutive revenue reduction in its home state.”

“But despite the significant reduction in our revenue, we will not change course and we will find a path to innovate yet again. And, rest assured, we will never compromise safety, reliability, or customer service.”

The Settlement Agreement freezes Atlanta Gas Light’s base rates billed to customers as of April 30, 2005 through April 30, 2010. Atlanta Gas Light will not seek a rate increase, nor will the Commission initiate a new rate proceeding, during the Settlement Agreement’s effective period. However, Atlanta Gas Light is required to file information required for a general rate case on November 1, 2009.

The Settlement Agreement extends Atlanta Gas Light’s Pipeline Replacement Program (PRP) by five years to require that all replacements be completed by December 2013, with timing of such replacements to be subsequently determined through discussions with Commission staff. As part of the Settlement Agreement, Atlanta Gas Light will recognize reduced base rate revenues of $5 million on an annual basis through April 30, 2010. Atlanta Gas Light will utilize the five-year total reduction in recognized base rate revenues of $25 million to reduce the amount of costs incurred to replace pipe and subsequently recovered under Atlanta Gas Light’s PRP through September 2008.

The monthly PRP charge collected from residential customers will be set at the present level of $1.29 through September 2008 and at $1.95 for the remainder of the program.

The effect to customers’ bills during this five year period can be seen in the table below.

Stabilized Rates Under Settlement Agreement
	Typical monthly base charge	PRP charge	Total	Change in monthly bill
2005	$21.27	$1.29	$22.56	$0.00
2006	$21.27	$1.29	$22.56	$0.00
2007	$21.27	$1.29	$22.56	$0.00
2008	$21.27	$1.95	$23.22	$0.66
2009	$21.27	$1.95	$23.22	$0.66

The Settlement Agreement also establishes an authorized return on equity of 10.9 percent for Atlanta Gas Light, resulting in an overall rate of return of 8.53 percent. Prior to the settlement, Atlanta Gas Light’s authorized return on equity was 11 percent and its overall return was set at 9.16 percent.

The Settlement Agreement also allows Atlanta Gas Light to recover through the PRP $4.3 million of the capital costs associated with its purchase of 250 miles of pipeline in central Georgia from Southern Natural Gas, a subsidiary of El Paso Corporation. The remaining capital costs will be included in Atlanta Gas Light’s rate base and collected through base rates.

The Settlement Agreement resolves all issues related to the September 2003 gain on the sale of real property associated with Atlanta Gas Light’s former headquarters, leaving the Company’s previous accounting treatment in place.

AGL Resources estimates that the annualized projected effect of the Settlement Agreement on AGL Resources’ Earnings before Taxes (EBT) will be a reduction of approximately $10.5 million, which will result in reduced net income of approximately $6.5 million or $0.08 per share. The EBT reduction consists of the $5.0 million reduction in recognized base rate revenues, $2 million in Energy Conservation Program expenditures, $1.5 million in increased social responsibility program costs and $2.0 million in lower carrying charges related to PRP expenditures to date and gas stored for marketers due to the lower authorized rate of return established in the Settlement Agreement compared to Atlanta Gas Light’s prior authorized return. The projected, partial year 2005 earnings impact is estimated to be an EBT reduction of $7.0 million, resulting in a net income reduction of approximately $4.3 million or $0.06 per share.

2005 EARNINGS OUTLOOK

AGL Resources had previously provided 2005 earnings guidance in the range of $2.25 to $2.35 per share on January 28, 2005. Based on the projected 2005 effect of the settlement, there will be a reduction in Atlanta Gas Light’s contribution. AGL Resources nevertheless reaffirms the previously provided 2005 earnings guidance, based on management’s commitment to offset the impact through some realignment of resources at Atlanta Gas Light and at AGL Resources’ corporate headquarters and service company, as well as its current outlook for positive results in its other business units.

Regulatory Update Conference Call Webcast: AGL Resources will conduct a Regulatory Update conference call and webcast on Monday, June 13, 2005, at 8:30 a.m. (ET). The dial-in number is (800) 573-4754, using pass code 69717312. The international dial-in number is (617) 224-4325 and the pass code is the same. The conference call and webcast can be accessed via the investor relations section of the AGL Resources website at www.aglresources.com. The webcast replay of the call will be available on the website through the close of business on Monday, June 20, 2005. The telephone replay of the call can be accessed by dialing (888) 286-8010, using pass code 66847070. International callers should dial (617) 801-6888 and use the same pass code.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "indicate," "intend," "may," "plan," "predict," "project, "future," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe that our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies, including decisions on base rate increase requests by state regulators, concentration of credit risk, utility and energy industry consolidation, impact of acquisitions and divestitures, direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors, interest rate fluctuations, financial market conditions and general economic conditions, uncertainties about environmental issues and the related impact of such issues, impacts of changes in weather upon the temperature-sensitive portions of the business, acts of war or terrorism, and other factors which can be found in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

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